EXHIBIT 4.26
Dated 10 February 2011
The Commissioners of Her Majesty’s Treasury The Royal Bank of Scotland plc and The Royal Bank of Scotland Group plc

THIRD SUPPLEMENTAL AGREEMENT relating to The Royal Bank of Scotland plc’s participation in the UK Asset Protection Scheme

Slaughter and May One Bunhill Row London EC1Y 8YY (MJXT/GBC) 506414275

CONTENTS

1	INTERPRETATION	3

2	AMENDMENT	4

3	REPRESENTATIONS AND WARRANTIES	4

4	CONDITIONS PRECEDENT	5

5	COUNTERPARTS	6

SCHEDULE (New clause 6.4 of the Accession Agreement)		7

DATE:   10 February 2011

PARTIES:

1.	The Commissioners of Her Majesty’s Treasury of 1 Horse Guards Road, London SW1A 2HQ (the “Treasury”);

2.
The Royal Bank of Scotland plc, a public limited company incorporated in Scotland with registered number SC090312, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Participant”); and

3.
The Royal Bank of Scotland Group plc, a public limited company incorporated in Scotland with registered number SC045551, whose registered office is at 36 St Andrew Square, Edinburgh, Midlothian EH2 2YB (the “Initial Parent”).

BACKGROUND:

A.	On 19 January 2009, Her Majesty’s Government of the United Kingdom announced its intention to offer the UK Asset Protection Scheme (the “Scheme”).

B.
On 26 November 2009, the Participant agreed to participate in the Scheme pursuant to an accession agreement (the “Accession Agreement”) made between the Treasury, the Participant and the Initial Parent.

C.
On 27 August 2010 and 20 December 2010, the parties to this Agreement (the “Parties”) agreed to amend certain terms of the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) and the Participant agreed to enter into certain supplemental obligations pursuant to supplemental agreements between the Parties.

D.
The Parties have agreed further to amend the Accession Agreement and the terms and conditions of the Scheme (as such terms and conditions apply to the Participant) and the Participant has agreed to enter into certain supplemental obligations as further detailed in this Agreement.

IT IS AGREED:

1.	INTERPRETATION

1.1           In this Agreement:

(A)	“Conditions Precedent” has the meaning given to it in Clause 4;

(B)	“Effective Date” means the date the Treasury notifies the Participant in writing of it being satisfied that the Conditions Precedent have been fulfilled (or waived in accordance with Clause 4);

(C)	“Participant Entities” means the Participant and the Initial Parent; and

(D)	“Side Letter” means the letter dated 17 January 2011 from the Agency to the Participant and the Initial Parent entitled “Prohibited Conduct in respect of Restructurings”.

1.2
Capitalised terms used but not defined in this Agreement shall have the respective meanings given to them in the Accession Agreement (including on the basis set out in clause 1.1(B) of the Accession Agreement).

1.3	Condition 57 shall apply to this Agreement mutatis mutandis except that in this Agreement references to Clauses and the Schedule are references to clauses of, and the schedule to, this Agreement.

1.4	The Schedule forms part of this Agreement.

1.5	This Agreement is hereby designated a Scheme Document.

2.	AMENDMENT

2.1
The Accession Agreement shall be amended and the Conditions varied pursuant to Condition 1.5 with effect from and including the Effective Date by the deletion in its entirety of clause 6.4 of the Accession Agreement and the insertion of a new clause 6.4 as set out in the Schedule into the Accession Agreement in its place.

2.2	The Accession Agreement shall, save as expressly provided in this Agreement, continue in full force and effect.

3.	REPRESENTATIONS AND WARRANTIES

Each Participant Entity represents and warrants to the Treasury on the date of this Agreement and on the Effective Date as follows:

(A)	it is a company with limited liability, duly incorporated and validly existing under the law of its jurisdiction of incorporation;

(B)	it has the power to own its assets and carry on its business as it is being conducted;

(C)
the obligations expressed to be assumed by it in this Agreement and the Side Letter are legal, valid, binding and enforceable obligations, subject to any general principles of law limiting such obligations;

(D)
it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Agreement and the Side Letter and the transactions contemplated by this Agreement and the Side Letter;

(E)	the entry into and performance by it of this Agreement and the Side Letter and the transactions contemplated by this Agreement and the Side Letter do not conflict with (i) any Applicable Law or (ii) the constitutional documents of any member of the Participant’s Group; and

(F)	(i)
all Authorisations that are (singly or in the aggregate) material in the context of this Agreement and the Side Letter and are required (a) to enable it lawfully to enter into, and exercise its rights and comply with its obligations pursuant to, this Agreement and the Side Letter and (b) to make this Agreement and the Side Letter admissible in evidence in its jurisdiction of incorporation; and

(ii)	all Authorisations required to enable it lawfully to carry on its business,

have been obtained or effected and are in full force and effect and, so far as it (acting reasonably and having made all due and reasonable enquiries) is aware, there are no circumstances which might reasonably be expected to lead to any of such Authorisations being revoked, suspended, varied or refused renewal to an extent which would be, or would be reasonably likely to be, (singly or in the aggregate) material in the context of this Agreement and the Side Letter.

4.	CONDITIONS PRECEDENT

4.1
It shall be a condition precedent to the effectiveness of Clause 2.1 that the conditions set out in Clause 4.4 (the “Conditions Precedent”) shall have been fulfilled to the satisfaction of the Treasury (or waived in its sole discretion).

4.2
The Treasury shall, as soon as reasonably practicable, notify the Participant upon it being satisfied that the Conditions Precedent have been fulfilled (or waived). Such notification shall be conclusive evidence of fulfilment (or waiver) of the Conditions Precedent but shall not otherwise constitute any waiver, agreement or consent.

4.3
If any of the Conditions Precedent shall not have been fulfilled (or waived) on or before the date that is five Business Days after the date of this Agreement, this Agreement shall terminate with immediate effect. The Parties acknowledge and agree that if this Agreement is terminated pursuant to this Clause 4.3, the amendments and variations referred to in Clause 2.1 shall not take effect.

4.4           The Conditions Precedent are as follows:

(A)            the receipt by the Treasury of:

(i)	(a)	a copy of a resolution of the board of directors of the Participant which approves and authorises the Participant to execute, and perform its obligations under, this Agreement; or

(b)	a copy of an alternative corporate authority of the Participant; and

(ii)
a certificate of a director, the secretary, the deputy secretary/head of group secretariat, the senior assistant secretary or the assistant secretary of the Participant certifying that, so far as he or she is aware having made all due and reasonable enquiries, the copy document referred to in, and delivered to the Treasury pursuant to, sub-paragraph (i)(a) above or (i)(b) above (as the case may be) is a true, complete and accurate copy of the original and in full force and effect, in each case in form and substance satisfactory to the Treasury; and

(B)            the receipt by the Treasury of:

(i)	(a)	a copy of a resolution of the board of directors of the Initial Parent which approves and authorises the Initial Parent to execute, and perform its obligations under, this Agreement; or

(b)	a copy of an alternative corporate authority of the Initial Parent; and

(ii)
a certificate of a director, the secretary, the deputy secretary/head of group secretariat, the senior assistant secretary or the assistant secretary of the Initial Parent certifying that, so far as he or she is aware having made all due and reasonable enquiries, the copy document referred to in, and delivered to the Treasury pursuant to, sub-paragraph (i)(a) above or (i)(b) above (as the case may be) is a true, complete and accurate copy of the original and in full force and effect, in each case in form and substance satisfactory to the Treasury.

5.	COUNTERPARTS

Clause 23 of the Accession Agreement shall apply to this Agreement mutatis mutandis.

SCHEDULE
(New clause 6.4 of the Accession Agreement)

6.4	Other Annual Fees - Form of payment

(A)
If, on or before the Reference Date relating to any Payment Date other than the First Payment Date (referred to in this sub-Clause (A) as the “Relevant Payment Date”), the Participant serves on the Treasury a Payment Proposal Notice relating to the Annual Fee payable on the Relevant Payment Date (referred to in this sub-Clause (A) as the “Relevant Annual Fee”), setting out the information prescribed in Schedule 8:

(i)	in any case where the amount set out in paragraph 2(a) of such Payment Proposal Notice is more than nil:

(a)
such amount of the Relevant Annual Fee shall be payable in cash by way of four equal instalments. The first instalment shall be due and payable on such Relevant Payment Date. The second, third and fourth instalments shall be due and payable on the next 31st March, 30th June and 30th September, respectively, following such Relevant Payment Date (in each case subject to Condition 40.9, if such day is not a Business Day); and

(b)
in the case of each of the second, third and fourth instalments, interest shall accrue on such instalment at the Fee Rate (as defined in Clause 6.4(C)) for the period from (and including) such Relevant Payment Date to (but excluding) the date of actual payment of such instalment (calculated on the basis set out in Condition 36.2) and shall be due and payable on the date for payment of such instalment pursuant to Clause 6.4(A)(i)(a);

(ii)	in any case where the amount set out in paragraph 2(b) of such Payment Proposal Notice is more than nil and the Dividend Access Share remains in issue on the Relevant Payment Date:

(a)
the Participant and the Treasury shall, during the period between the receipt by the Treasury of such Payment Proposal Notice and the relevant B Shares Determination Date, discuss the proposal set out in paragraph 2(b) of such Payment Proposal Notice;

(b)
if and to the extent that the Participant and the Treasury agree on or before the relevant B Shares Determination Date that any amount of the Relevant Annual Fee is to be payable in cash and that the Treasury is to apply the same amount in acquiring further B Shares (such amount being referred to in this sub-Clause (A) as the “Agreed B Shares Amount” and, if the

Participant and the Treasury do not so agree, the Agreed B Shares Amount shall be deemed to be nil) then, subject to Clause 6.5:

(1)	such amount of the Relevant Annual Fee as is equal to the Agreed B Shares Amount shall be payable in cash on the Relevant Payment Date;

(2)
on or before the Relevant Payment Date, the Treasury shall apply a sum equal to the Agreed B Shares Amount in subscribing for further B Shares at a price of £0.50 per B Share (as such price may be adjusted in accordance with the B Share Terms);

(3)
if, on or before the Relevant Payment Date, the Initial Parent has assigned to the Participant its right to receive the sum described in Clause 6.4(A)(ii)(b)(2) and provided that such assignment is to the reasonable satisfaction of the Treasury, the Participant’s liability to pay the amount of the Relevant Annual Fee referred to in Clause 6.4(A)(ii)(b) (1) and the Treasury’s liability to pay the sum described in Clause 6.4(A)(ii)(b) (2) shall be discharged by way of set off; and

(4)	the Initial Parent shall on the Relevant Payment Date:

(A)	allot and issue the relevant B Shares to the Treasury;

(B)	procure that the Registrar enters the Treasury or its nominee in the register of members of the Initial Parent as the holder of the relevant B Shares; and

(C)	procure that the Registrar delivers a share certificate to the Treasury or its nominee in respect of the relevant B Shares; and

(c)
if and to the extent that the Agreed B Shares Amount is lower than the amount set out in paragraph 2(b) of such Payment Proposal Notice (such difference being referred to in this Clause 6.4(A)(ii)(c) as the “B Shares Shortfall Amount”):

(1)
such amount of the Relevant Annual Fee as is equal to the B Shares Shortfall Amount shall be payable in cash by way of four equal instalments. The first instalment shall be due and payable on such Relevant Payment Date. The second, third and fourth instalments shall be due and payable on the next 31st March, 30th June and 30th September, respectively, following such Relevant Payment Date (in each case subject to Condition 40.9, if such day is not a Business Day); and

(2)
in the case of each of the second, third and fourth instalments, interest shall accrue on such instalment at the Fee Rate for the period from (and including) such Relevant Payment Date to (but excluding) the date of actual payment of such instalment (calculated on the basis set out in Condition 36.2) and shall be due and payable on the date for payment of such instalment pursuant to Clause 6.4(A)(ii)(c)(1);

(iii)	in any case where the amount set out in paragraph 2(b) of the Payment Proposal Notice is more than nil and the Dividend Access Share does not remain in issue on the Relevant Payment Date:

(a)
such amount of the Relevant Annual Fee shall be payable in cash by way of four equal instalments. The first instalment shall be due and payable on such Relevant Payment Date. The second, third and fourth instalments shall be due and payable on the next 31st March, 30th June and 30th September, respectively, following such Relevant Payment Date (in each case subject to Condition 40.9, if such day is not a Business Day); and

(b)
in the case of each of the second, third and fourth instalments, interest shall accrue on such instalment at the Fee Rate for the period from (and including) such Relevant Payment Date to (but excluding) the date of actual payment of such instalment (calculated on the basis set out in Condition 36.2) and shall be due and payable on the date for payment of such instalment pursuant to Clause 6.4(A)(iii)(a); and

(iv)	in any case where the amount set out in paragraph 2(c) of such Payment Proposal Notice is more than nil:

(a)	to the extent of such amount, the Relevant Annual Fee shall be due and payable on the date referred to in Clause 6.4(A)(iv)(c) and/or Clause 6.4(A)(iv)(d) as the case may be;

(b)	a “Tax Assets Notice” shall be deemed to have been served in respect of the Relevant Payment Date for the purposes of the APS Fee Tax Assets Agreement;

(c)	if and to the extent that the APS Fee Tax Assets Agreement provides that the amount of the Relevant Annual Fee is to be treated as discharged by an amount of tax relief foregone (such amount being referred to in this Clause 6.4(A)(iv) as the “Agreed Tax Assets Amount”), the Relevant Annual Fee:

(1)	shall be due for payment on, and shall be treated as having been discharged in an amount equal to the Agreed Tax Assets Amount on, the date provided for in the APS Fee Tax Assets Agreement; and

(2)	shall not be payable in cash to the extent of the Agreed Tax Assets Amount; and

(d)
if and to the extent that the Agreed Tax Assets Amount is lower than the amount set out in paragraph 2(c) of such Payment Proposal Notice (such difference being referred to in this sub-Clause (A)(iii)(d) as the “Tax Assets Shortfall Amount”):

(1)	subject to Clause 6.4(A)(iv)(d)(2) below:

(A)
such amount of the Relevant Annual Fee as is equal to the Tax Assets Shortfall Amount shall be payable in cash by way of four equal instalments. The first instalment shall be due and payable on such Relevant Payment. Date. The second, third and fourth instalments shall be due and payable on the next 31st March, 30th June and 30th September, respectively, following such Relevant Payment Date (in each case subject to Condition 40.9, if such day is not a Business Day); and

(B)
in the case of each of the second, third and fourth instalments, interest shall accrue on such instalment at the Fee Rate for the period from (and including) such Relevant Payment Date to (but excluding) the date of actual payment of such instalment (calculated on the basis set out in Condition 36.2) and shall be due and payable on the date for payment of such instalment pursuant to Clause 6.4(A)(iv)(d)(1)(A);

(2)
if and to the extent that the Participant and the Treasury agree on or before the Relevant Payment Date that the Treasury is to apply an amount (such amount being referred to in this Clause 6.4(A)(iv)(d)(2) as the “Fallback B Shares Amount”) representative of all or any part of the amount referred to in Clause 6.4(A)(iv)(d)(1) above in acquiring further B Shares and provided that the Dividend Access Share remains in issue on the Relevant Payment Date then, subject to Clause 6.5:

(A)
on or before the Relevant Payment Date, the Treasury shall apply a sum equal to the Fallback B Shares Amount in subscribing for further B Shares at a price of £0.50 per B Share (as such price may be adjusted in accordance with the B Share Terms) (such amount being referred to in this Clause 6.4(A)(iv)(d) as the “Fallback B Shares Subscription Amount”);

(B)
if, on or before the Relevant Payment Date, the Initial Parent has assigned to the Participant its right to receive the Fallback B Shares Subscription Amount and provided that such assignment is to the reasonable satisfaction of the Treasury, the Treasury’s liability to pay the Fallback B Shares Subscription Amount and, to the extent of the Fallback B Shares Amount, the Participant’s liability to pay the amount of the Relevant Annual Fee referred to in Clause 6.4(A)(iv)(c)(1) above shall be discharged by way of set-off; and

(C)	the Initial Parent shall on the Relevant Payment Date:

(1)	allot and issue the relevant B Shares to the Treasury;

(2)	procure that the Registrar enters the Treasury or its nominees in the register of members of the Initial Parent as the holder of the relevant B Shares; and

(3)	procure that the Registrar delivers a share certificate to the Treasury or its nominee in respect of the relevant B Shares.

(B)	In any case where Clause 6.4(A) does not apply:

(i)	each Annual Fee payable on any Payment Date other than the First Payment Date shall be paid in cash;

(ii)	(a)
such Annual Fee shall be payable by way of four equal instalments. The first instalment shall be due and payable on such Payment Date. The second, third and fourth instalments shall be due and payable on the next 31st March, 30th June and 30th September, respectively, following such Payment Date (in each case subject to Condition 40.9, if such day is not a Business Day); and

(b)
in the case of each of the second, third and fourth instalments, interest shall accrue on such instalment at the Fee Rate for the period from (and including) such Payment Date to (but excluding) the date of actual payment of such instalment (calculated on the basis set out in Condition 36.2) and shall be due and payable on the date for payment of such instalment pursuant to Clause 6.4(B)(ii)(a).

(C)	The “Fee Rate” for any period is a rate per annum equal to:

(i)	Compound SONIA for that period; plus

(ii)	one per cent.

IN WITNESS of which this Agreement has been entered into on the date which first appears on page 1 above.

Signed by two of	) /s/ Angela Watkinson	(sign)
The Commissioners of Her Majesty’s Treasury	) ) Angela Watkinson	(print)
	) ) 7.2.11	(dated)

) /s/ Michael Fabricant	(sign)
) ) M Fabricant	(print)
) ) 07-02-11	(dated)

Signed for and on behalf of	) /s/ John Collins	(sign)
The Royal Bank of Scotland plc acting by its duly appointed attorney	) ) John Collins	(print)
	) ) 10/2/2011	(dated)

Signed for and on behalf of	) /s/ John Collins	(sign)
The Royal Bank of Scotland Group plc acting by its duly appointed attorney	) ) John Collins	(print)
	) ) 10/2/2011	(dated)